Exhibit 99.1
News Release

Boeing Corporate Offices 100 North Riverside Plaza Chicago, IL 60606 www.boeing.com
Boeing expands CFO Smith’s role
CHICAGO, June 28, 2017 - Boeing [NYSE:BA] today announced an expansion of the enterprise responsibilities of Greg Smith, currently the company’s chief financial officer and executive vice president of Corporate Development & Strategy.
Starting July 1, Smith, 51, will serve as chief financial officer and executive vice president of Enterprise Performance & Strategy, adding a range of duties focused on ensuring strong and consistent business performance, continued achievements in innovation and corporate functional excellence.
“This is an evolution of Greg’s already substantial and impactful role within our company,” said Boeing Chairman, President and CEO Dennis Muilenburg. “In addition to being responsible for financial management, corporate development and overall company strategy, Greg will oversee and drive key cross-enterprise performance levers that are critical to achieving our growth and performance aspirations and to running our company better and more competitively every day.”
Muilenburg added that the planned retirements later this year of Vice Chairman Ray Conner and Senior Vice President of Program Management, Integration & Development Programs Scott Fancher created a window to consolidate a range of performance-based enterprise efforts under Smith.
Among the responsibilities that will shift to Smith in the months ahead are oversight of the integration and execution of the company’s new three business unit strategy, which includes the July 1 launch of Boeing Global Services; acceleration of company-wide innovation, productivity and market-based affordability projects; and leadership of a new talent management system for identifying, developing and deploying general managers and program managers.
Boeing is the world’s largest aerospace company and leading manufacturer of commercial airplanes and defense, space and security systems. In addition, Boeing supports airlines and U.S. and allied government customers in more than 150 countries. The company’s products and tailored services include commercial and military aircraft, satellites, weapons, electronic and defense systems, launch systems, advanced information and communication systems, and performance-based logistics and training. Boeing employs approximately 145,000 people across the United States and in more than 65 countries. Company revenues for 2016 were $94.6 billion.

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Contact:

Bernard Choi
Boeing Communications
(312) 544-2002
bernard.choi@boeing.com

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